HYNES & HOWES INSURANCE COUNSELORS, INC.
                             Statement of Cash Flow
                For the Nine Months Ended June 30, 1997 and 1996
                Increase (Decrease) in Cash and Cash Equivalents
                                   (Unaudited)

                                                   Nine Months Ended
                                                         June 30,
                                                 1997              1996
Cash Flows from Operating Activities:
  Interest Received                         $  95,467         $ 128,487
  Other Income Received                         1,895               510
  Interest Paid                               (41,517)          (76,520)
  Legal, Audit and Management Fees Paid       (35,520)          (27,954)
  Cash Paid to Suppliers for
    Operating Expenses                        (13,118)           (6,333)

  Net Cash Provided
    by Operating Activities                 $   7,207         $  18,190

Cash Flow from Investing Activities:
  Principal Collected on Sale of Tanglefoot
    Apartments Contract                    $1,572,240             7,333
  Purchase of Real Estate Contracts          (503,083)            2,236
  Purchase of Real Estate                     (33,469)                0
  Payment of Real Estate Mortgage            (991,555)          (31,480)
  Buyers Escrow Received (Paid)                (4,483)          (19,213)
  Tax Certificates Collected                     (297)           (1,165)

    Net Cash Provided (Used)
      by Investing Activities               $  24,353         $ (42,289)

Cash Flow from Financing Activities:
  Loan Proceeds                             $       0         $  10,000
  Loan Paid                                   (27,000)                0
    Net Cash Provided  by
      Financing Activities                  $ (27,000)        $  10,000

Net Increase (Decrease) in Cash
  and Cash Equivalents                      $   4,560         $ (14,099)
Cash & Cash Equivalents at
  Beginning of Period                       $   6,479         $  29,579

Cash and Cash Equivalents at End of Period  $  11,039         $  15,480